EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NV ENERGY, INC.

ARTICLE I

NAME

The name of the corporation is NV Energy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.01per share.

ARTICLE V

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The board of directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation (as amended from time to time, the “Bylaws”). The number of directors may be changed from time to time in such manner as provided in the Bylaws.

ARTICLE VI

INDEMNIFICATION; EXCULPATION

Section 1. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2. Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 3. Repeal and Conflicts. Any repeal or modification of Section 1 or Section 2 of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. Nothing in this Article VI shall restrict or limit any of the rights of the directors, officers, employees, fiduciaries or authorized representatives of the Corporation or limit the obligations of the Corporation set forth in Article VII. Subject to the immediately preceding sentence, in the event of any conflict between Section 1 or Section 2 of this Article VI and any other article of the Corporation’s articles of incorporation (as amended from time to time, the “Articles”), the terms and provisions of Section 1 and/or Section 2 of this Article VI shall control.

ARTICLE VII

SPECIAL PROVISIONS

Notwithstanding Article VI above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of May 29, 2013, by and among MidAmerican Energy Holdings Company, an Iowa corporation, Silver Merger Sub, Inc., a Nevada corporation, and the Corporation):

(a) To the fullest extent that the laws of the State of Nevada, as in effect on March 18, 1987, or as thereafter amended, permit elimination or limitation of the liability of directors and officers, no director, officer, employee, fiduciary or authorized representative of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity.

(b) This Article VII shall not apply to any action filed prior to March 18, 1987, nor to any breach of performance or failure of performance of duty by a director, officer, employee, fiduciary, or authorized representative occurring prior to March, 1987. Any amendment or repeal of this Article which has the effect of increasing director liability shall operate prospectively only, and shall not affect any action taken, or any failure to act, prior to its adoption.

(c) Except as prohibited by law, every director and officer of the Corporation shall be entitled as a matter of right to be indemnified by the Corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit, or proceeding hereafter in this Article VII being referred to as “action”); provided, however, that no such right of indemnification shall exist with respect to an action brought by a director or officer against the Corporation (other than a suit for indemnification as provided in subparagraph (d) below). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the Corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. As used in this Article VII, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(d) If a claim under subparagraph (c) above is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Nevada law the Corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the Corporation (including the board of directors, independent legal counsel, or its stockholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(e) The Corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article VII. The Corporation may make other financial arrangements which include a trust fund, program of self-insurance, grant a security interest or other lien on any assets of the corporation, establish a letter of credit, guaranty or surety as set forth in 1987 Statutes of Nevada, Chapter 28 to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(f) The right of indemnification provided for in this Article VII (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, Bylaws or Articles provision (including Article IV of these Articles), vote of stockholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for in this Article VII may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the adoption of any such amendment or repeal.

ARTICLE VIII

MANDATORY FORUM

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the Nevada Revised Statutes or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

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IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of NV Energy, Inc., as of December 19, 2013.

/s/ Douglas A. Cannon
Name:	Douglas A. Cannon
Title:	Senior Vice President, General Counsel,
Corporate Secretary